QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.2

[LETTERHEAD OF BAKER DONELSON]

April 4, 2008

Dollar General Corporation
100 Mission Ridge
Goodlettsville, TN 37072

Re:
Dollar General Corporation
Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as counsel to Dollar General Corporation, a Tennessee corporation (the "Company"), and to the subsidiaries of the Company listed on Schedule I hereto (collectively, the "Schedule I Guarantors"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the Company's outstanding $1,175,000,000 aggregate principal amount of 10.625% Senior Notes due 2015 (the "Senior Notes") and $700,000,000 aggregate principal amount of 11.875%/12.625% Senior Subordinated Toggle Notes due 2017 (the "Senior Subordinated Notes" and, together with the Senior Notes, the "Notes") and the guarantees of the Notes issued by the Schedule I Guarantors (the "Schedule I Guarantees" and, together with the Notes, the "Securities"). The Registration Statement relates to offers and sales, from time to time, of an indeterminate amount of each of the series of the Securities by certain holders of the Securities named in the Registration Statement who are or may be affiliates of the Company (each such holder, a "Selling Noteholder" and collectively, the "Selling Noteholders") in connection with market-making transactions in the manner described in the prospectus that forms part of the Registration Statement (the "Prospectus"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of the Commission's Regulation S-K.

        The Senior Notes, together with their respective guarantees (including the Schedule I Guarantees) were issued under an indenture, dated July 6, 2007 among Buck Acquisition Corp., a Tennessee corporation ("Buck"), the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the "Trustee") (the "Senior Note Indenture"), as supplemented by a First Supplement to Indenture dated as of September 25, 2007, between DC Financial, LLC, one of the Schedule I Guarantors ("DC Financial") and the Trustee and a Second Supplement to Indenture dated as of December 31, 2007, between Retail Risk Solutions, LLC, another of the Schedule I Guarantors ("Retail Risk") and the Trustee (such supplements collectively referred to as the "Senior Note Supplemental Indentures" and, together with the Senior Note Indenture, the "Existing Senior Note Indenture") The Senior Subordinated Notes, together with their respective guarantees (including the Schedule I Guarantees) were issued under an indenture, dated July 6, 2007 among Buck, the Company, the guarantors named therein and the Trustee (the "Senior Subordinated Note Indenture"), as supplemented by a First Supplement to Indenture dated as of September 25, 2007, between DC Financial and the Trustee and a Second Supplement to Indenture dated as of December 31, 2007, between Retail Risk and the Trustee (such supplements collectively referred to as the "Senior Subordinated Note Supplemental Indentures" and, together with the Senior Subordinated Note Indenture, the "Existing Senior Subordinated Note Indenture").

        The Existing Senior Note Indenture and the Existing Senior Subordinated Note Indenture are referred to herein as the "Indentures." The Senior Note Supplemental Indentures and the Senior Subordinated Note Supplemental Indentures are referred to herein as the "Supplemental Indentures."

        We have examined the Registration Statement and the Indentures, which have been filed (or incorporated by reference from previous filings) with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied, without independent investigation, upon the representations and warranties made by the parties in the Indentures, and upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Schedule I Guarantors.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed: (a) that the Indentures and are the valid and legally binding obligation of the Trustee; and (b) that the status of each of the Indentures, each series of Notes and the related guarantees as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

        Based on the foregoing, it is our opinion that:

  (1)
  Each of the Company and the Schedule I Guarantors is duly incorporated, formed or organized, as the case may, be under the laws of the state of its respective jurisdiction of formation or organization as reflected on Schedule I and is in good standing (or the equivalent thereof) within such jurisdiction.

  (2)
  Each of the Company and the Schedule I Guarantors (other than DC Financial and Retail Risk) duly authorized, executed and delivered the Senior Note Indenture and the Senior Subordinated Note Indenture. Each of DC Financial and Retail Risk duly authorized, executed and delivered its respective Supplemental Indentures.

  (3)
  The execution, delivery and performance by the Company and the Schedule I Guarantors of the Indentures and the Schedule I Guarantees will not violate the laws of the states of their respective jurisdictions of formation or organization as reflected on Schedule I and do not and will not constitute a breach or violation of any of their respective charters, articles of incorporation or formation, partnership agreements, bylaws or operating agreements, as the case may be.

  (4)
  Each series of Notes to be sold by the Selling Noteholders in the manner described in the Prospectus under the caption "Plan of Distribution" has been duly authorized by all necessary corporate action of the Company and, assuming the execution and delivery of such Notes by authorized officers of the Company and authentication of such Notes by the Trustee in accordance with the terms of the respective Indenture against payment therefor, constitutes legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

  (5)
  Each Indenture, including the related Schedule I Guarantees contained therein, constitutes the legally valid and binding obligations of the Company and each of the Schedule I Guarantors, enforceable against each of them in accordance with their terms.

        Our opinions rendered above relating to the enforceability of the Notes and the Indentures are subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally; (b) the effect of general principles of equity (including, without limitation, laches and estoppel as equitable defenses, concepts of materiality, reasonableness, good faith and fair dealing, and considerations of impracticability or impossibility of performance and defenses based upon unconscionability), whether enforcement is considered or applied in a proceeding at law or in equity; (c) the qualification that the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability when such indemnification or contribution is contrary to public policy; and (e) we express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety; (ix) provisions for the payment of attorneys' fees where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; and (xiii) the severability, if invalid, of provisions to the foregoing effect.

        Our opinions as set forth herein are limited to the federal law of the United States, the laws of the State of Tennessee and the laws of the Commonwealth of Kentucky. No opinion is given regarding the laws of any other jurisdiction. Also, notwithstanding the foregoing, we do not find it necessary for the purposes of this opinion to address, and accordingly we express no opinion as to, the application of the securities or "blue sky" laws of the various states to the sale of the Securities.

        This letter speaks as of the date hereof. The foregoing opinions are rendered solely for the benefit of the Company and the Schedule I Guarantors; provided, however, that the foregoing opinions may be relied upon by Simpson Thacher & Bartlett LLP. We disclaim any obligation to provide any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein; in particular, opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Securities Act or the Commission's rules and regulations promulgated thereunder.

Very truly yours, /s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, P.C.

Schedule I
to opinion of
Baker Donelson

Guarantors

Name of Guarantor	State or Other Jurisdiction of Incorporation or Organization
DC Financial, LLC	Tennessee
DG Logistics, LLC	Tennessee
DG Promotions, Inc.	Tennessee
DG Retail, LLC	Tennessee
DG Transportation, Inc.	Tennessee
Dolgencorp of New York, Inc.	Kentucky
Dolgencorp of Texas, Inc.	Kentucky
Dolgencorp, Inc.	Kentucky
Dollar General Merchandising, Inc.	Tennessee
Dollar General Partners	Kentucky
Retail Risk Solutions, LLC	Tennessee

QuickLinks

  Exhibit 5.2
[LETTERHEAD OF BAKER DONELSON]
  Schedule I to opinion of Baker Donelson
Guarantors